                                                                                                                                                    Exhibit (a)(5)

ARTICLES OF AMENDMENT

OF

ABERDEEN AUSTRALIA EQUITY FUND, INC.

Aberdeen Australia Equity Fund, Inc., a Maryland Corporation having its principal office in this State in Baltimore City, Maryland (hereinafter called the Corporation), hereby certifies to the State Department of Assessments and Taxation of Maryland, that:

FIRST: The charter of the Corporation is hereby amended by striking out Article FIFTH of the Articles of Incorporation and, in lieu thereof, a new Article FIFTH is added and shall read in its entirety as follows:
FIFTH: Stock.

(1) Authorized Shares. The total number of shares of stock which the Corporation has authority to issue is 50,000,000 shares, consisting of 20,000,000 shares of common stock, $.01 par value per share ("Common Stock"), and 30,000,000 shares of Preferred Stock, $.01 par value per share ("Preferred Stock"). The aggregate par value of all shares of stock of the Corporation having a par value is $500,000. If shares of one class of stock are classified or reclassified into shares of another class of stock pursuant to this Article FIFTH, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes that the Corporation has authority to issue shall not be more than the total number of shares of stock set forth in the first sentence of this paragraph.

(2) Preemptive Rights. Stockholders shall not have preemptive rights to acquire any shares of the Corporation's stock.

(3) Common Stock. Subject to the Investment Company Act of 1940, as amended, and the voting rights of any holders of any class or series of stock hereafter designated pursuant to paragraphs (4) and (5) of this Article FIFTH, each share of Common Stock shall entitle the holder thereof to one vote.

(4) Preferred Stock. The Board of Directors may classify any unissued shares of Preferred Stock and reclassify any previously classified but unissued shares of Preferred Stock of any series from time to time, in one or more classes or series of stock.

(5) Classified or Reclassified Shares. Prior to issuance of classified or reclassified shares of any class or series, the Board of Directors by resolution shall: (a) designate that class or series to distinguish it from all other classes and series of stock of the Corporation; (b) specify the number of shares to be included in the class or series; (c) set or change, subject to the express terms of any class or series of stock of the Corporation outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series; and (d) cause the Corporation to file articles supplementary with the State Department of Assessments and Taxation of Maryland ("SDAT"). Any of the terms of any class or series of stock set or changed pursuant to this paragraph (5) of this Article FIFTH may be made dependent upon facts or events ascertainable outside the charter (including determinations by the Board of Directors or other facts or events within the control of the Corporation) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of stock is clearly and expressly set forth in the articles supplementary filed with the SDAT.

SECOND: The total number of shares of stock which the Corporation had authority to issue immediately prior to the aforesaid amendment of the charter was 20,000,000, consisting entirely of Common Stock, $.01 par value per share. The aggregate par value of all shares of Common Stock having a par value was $200,000.

THIRD: The total number of shares of stock which the Corporation has authority to issue pursuant to the foregoing amendment of the charter is 50,000,000, consisting of 20,000,000 shares of Common Stock, $.01 par value per share, and 30,000,000 shares of Preferred Stock, $.01 par value per share. The aggregate par value of all authorized shares of stock having a par value is $500,000.

FOURTH: The terms of the Common Stock and Preferred Stock of the Corporation, including any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualification and terms and conditions of redemption, are the terms described in the charter, including these Articles of Amendment.

FIFTH: The amendment of the charter as hereinabove set forth was duly advised by the Corporation's Board of Directors and approved by the stockholders of the Corporation as required by law.

The undersigned Vice President acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned Vice President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Vice President and witnessed by its Assistant Secretary on this 27th day of June, 2003.

AUSTRALIA EQUITY FUND, INC.
By:/s/ Bev Hendry	Attest:/s/ Sander M. Bieber
Bev Hendry Vice President	Sander M. Bieber Assistant Secretary